Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2012 Stock Incentive Plan of RF Micro Devices, Inc. of our reports dated May 25, 2012, with respect to the consolidated financial statements and schedule of RF Micro Devices, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of RF Micro Devices, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended March 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

August 16, 2012